Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement of PolarityTE, Inc. on Form S-3 (No. 333-219202) to be filed on or about March 26 , 2018 of our report dated January 29, 2018, on our audits of the consolidated financial statements as of October 31, 2017 and 2016 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed January 30, 2018. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

EisnerAmper LLP

Iselin, New Jersey

March 26 , 2018